Exhibit 99.1
Designer Brands Inc. Reports First Quarter 2019 Financial Results

•	First quarter revenue increased 23.4% to $878.5 million; comparable sales increased 3.0%.

•	First quarter Reported EPS of $0.40 per diluted share, including net charges of $0.03 per diluted share from adjusted items.

•	First quarter Adjusted EPS of $0.43 per diluted share.

•	Raised fiscal 2019 guidance for Adjusted EPS to the range of $1.87 to $1.97 per diluted share.

•
Acquired businesses performed above expectations. The Canada Retail segment had positive operating profit and the Brand Portfolio segment delivered $90.7 million in sales to external customers; and is on track to assume private label sourcing for the U.S. Retail segment at year end.

•	Repurchased 3.4 million shares in the first quarter of fiscal 2019 and 5.4 million have been repurchased since the first quarter of fiscal 2018.
•Board of Directors declared quarterly dividend of $0.25 per share.

COLUMBUS, Ohio, May 30, 2019 - Designer Brands Inc. (NYSE: DBI), one of North America's largest designers, producers and retailers of footwear and accessories, announced financial results for the three months ended May 4, 2019, compared to the three months ended May 5, 2018.

Chief Executive Officer, Roger Rawlins stated, "We had a strong start to the year, delivering double-digit increases in both revenue and earnings as we start to demonstrate the power of an integrated global Designer Brands Inc. The quarter saw strength across the board - with growth in key operating metrics, segments, and geographies. In fact, our DSW banner, the Shoe Company banner and Camuto Group all performed at or above our expectations, with the U.S. Retail and ABG segments delivering positive comparable sales. Under Designer Brands' leadership, our Canada business turned a first-quarter profit for the first time in its past five years and we are ahead of schedule in integrating the newly acquired Camuto Group. The infrastructure we have created combined with the talent of our teams have elevated our operating model giving us the platform to accelerate market share growth in North America. We expect to build upon our progress throughout the year and remain excited about our business and increased ability to generate long term value for our DBI shareholders."

First Quarter Operating Results

•	Total revenue increased by 23.4% to $878.5 million, including $51.8 million from the consolidation of the Canada Retail segment and $94.0 million from the Brand Portfolio segment.

•	Comparable sales increased 3.0% for first quarter of fiscal 2019 following a 2.2% increase in the first quarter of fiscal 2018.

•
Reported gross profit, as a percent of sales, increased by 50 bps due to margin expansion in the U.S. Retail segment and the impact of the exit of Ebuys during the previous year, partially offset by lower margins from the wholesale business of the Brand Portfolio segment.

•	Reported operating expenses, as a percent of revenue, increased by 180 bps, driven by the impact of the acquired businesses.

•
Reported net income was $31.2 million, or $0.40 per diluted share, including pre-tax charges totaling $3.2 million, or $0.03 per diluted share, from integration and restructuring expenses, amortization of intangible assets and foreign currency transaction losses.

•	Adjusted net income was $33.6 million, or $0.43 per diluted share, a 10.3% increase from the first quarter of fiscal 2018.

Balance Sheet Highlights

•
Cash and investments totaled $121.9 million compared to $268.9 million at the end of the first quarter last year, and debt totaled $235.0 million compared to no debt outstanding at the end of the first quarter last year, reflecting the funding of the two acquisitions in fiscal 2018 and share repurchase activity.

•
The Company ended the quarter with inventories of $642.0 million compared to $539.7 million last year. Excluding inventories from the acquisitions, inventories per square foot decreased 3.6% year over year.

•	For the first quarter of fiscal 2019, the Company repurchased 3.4 million shares for a total of $75.0 million with $401.6 million remaining under its share repurchase program.

Regular Dividend
The Company's Board of Directors declared a quarterly cash dividend of $0.25 per share. The dividend will be paid on July 5, 2019 to shareholders of record at the close of business on June 19, 2019.

Fiscal 2019 Annual Outlook
The Company raised its full year outlook for Adjusted EPS in the range of $1.87 to $1.97 per diluted share, compared to its previous range of $1.80 to $1.90 per diluted share.

Comparison of Current to Previous Outlook

	Current outlook	Previous outlook
Revenue outlook	Low double-digit growth	Low double-digit growth
Comparable sales growth	Low single-digit growth	Low single-digit growth
Tax rate	27%	27%
Shares outstanding	77 million	81 million

Webcast and Conference Call
The Company is hosting a conference call today at 8:30 am Eastern Time. Investors and analysts interested in participating in the call are invited to dial 888-317-6003, or the international dial in, 412-317-6061, and reference conference ID number 6798297 approximately ten minutes prior to the start of the call. The conference call will also be broadcast live over the internet and can be accessed through the following link: https://www.webcaster4.com/Webcast/Page/1213/30546. For those unable to listen to the live webcast, an archived version will be available at the same location until July 11, 2019.

About Designer Brands
Designer Brands is one of North America's largest designers, producers and retailers of footwear and accessories. The Company operates a portfolio of retail concepts in nearly 1,000 locations under the DSW Designer Shoe Warehouse®, The Shoe Company®, and Shoe Warehouse® banners and services footwear departments in the U.S. through its Affiliated Business Group. Designer Brands designs and produces footwear and accessories through Camuto Group, a leading manufacturer selling in more than 5,400 doors worldwide. Camuto Group owns licensing rights for the Jessica Simpson® footwear business, and footwear and handbag licenses for Lucky Brand® and Max Studio®. In partnership with a joint venture with Authentic Brands Group, Designer Brands also owns a stake in Vince Camuto®, Louise et Cie®, Sole Society®, CC Corso Como®, Enzo Angiolini® and others. More information can be found at www.designerbrands.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in growing our store base and digital demand; related to our acquisitions of Camuto Group and TSL, our ability to successfully integrate our businesses or realize the anticipated benefits of the acquisitions after we complete our integration efforts; our ability to protect our reputation and to maintain the brands we license; maintaining strong relationships with our vendors, manufacturers and wholesale customers; our ability to anticipate and respond to fashion trends, consumer preferences and changing customer expectations; risks related to the loss or disruption of our distribution and/or fulfillment operations; continuation of agreements with and our reliance on the financial condition of Stein Mart; our ability to execute our strategies; fluctuation of our comparable sales and quarterly financial performance; risks related to the loss or disruption of our information systems and data; our ability to prevent or mitigate breaches of our information security and the compromise of sensitive and confidential data; failure to retain our key executives or attract qualified new personnel; our reliance on our loyalty programs and marketing to drive traffic, sales and customer loyalty; risks related to leases of our properties; our competitiveness with respect to style, price, brand availability and customer service; our reliance on foreign sources for merchandise and risks inherent to international trade, including escalating trade tensions between the U.S. and other countries, as well as U.S. laws affecting the importation of goods, such as recent tariffs imposed on Chinese goods imported to the U.S.; uncertainty related to future legislation, regulatory reform, policy changes, or interpretive guidance on existing legislation; uncertain general economic conditions; risks related to holdings of cash and investments and access to liquidity; and fluctuations in foreign currency exchange rates. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual report, as filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DESIGNER BRANDS INC.
SEGMENT RESULTS
(unaudited)

Net Sales by Segment
	Three months ended		Change
(dollars in thousands)	May 4, 2019	May 5, 2018	Amount	%	Comparable Sales %
Segment net sales:
U.S. Retail	$691,840	$669,784	$22,056	3.3%	3.0%
Canada Retail	51,816	—	51,816	NM	NA
Brand Portfolio	100,867	—	100,867	NM	NA
Other	35,607	40,653	(5,046)	(12.4)%	3.2%
	880,130	710,437	169,693	23.9%
Elimination of intersegment net sales	(10,138)	—	(10,138)	NM
Consolidated net sales	$869,992	$710,437	$159,555	22.5%	3.0%
NM - Not meaningful
NA - Not applicable

Store Data
	May 4, 2019		May 5, 2018
(square footage in thousands)	Number of Stores	Square Footage	Number of Stores	Square Footage
U.S. Retail segment - DSW Designer Shoe Warehouse	520	10,591	517	10,566
Canada Retail segment:
The Shoe Company / Shoe Warehouse	113	617	—	—
DSW Designer Shoe Warehouse	27	534	—	—
	140	1,151	—	—
Total operating stores	660	11,742	517	10,566
ABG stores serviced	284		289

Gross Profit by Segment(1)
	Three months ended
	May 4, 2019		May 5, 2018		Change
(dollars in thousands)	Amount	% of Segment Net Sales	Amount	% of Segment Net Sales	Amount	%	Basis Points
Segment gross profit:
U.S. Retail	$209,891	30.3%	$198,344	29.6%	$11,547	5.8%	70
Canada Retail	15,747	30.4%	—	—%	$15,747	NM	NM
Brand Portfolio	21,994	21.8%	—	—%	$21,994	NM	NM
Other	9,311	26.1%	6,881	16.9%	$2,430	35.3%	920
	256,943		205,225
Intercompany eliminations	(907)		—
Consolidated gross profit	$256,036		$205,225

(1) Gross profit is defined as net sales, which excludes commission, franchise and other revenue, less cost of sales.

DESIGNER BRANDS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	May 4, 2019	February 2, 2019	May 5, 2018
Assets
Cash and cash equivalents	$70,671	$99,369	$197,162
Investments	51,259	69,718	71,708
Accounts receivable, net	78,287	68,870	13,571
Inventories	642,045	645,317	539,700
Prepaid expenses and other current assets	54,463	71,945	56,815
Total current assets	896,725	955,219	878,956
Property and equipment, net	405,156	409,576	352,550
Operating lease assets	993,622	—	—
Goodwill	90,881	89,513	25,899
Intangible assets	42,298	46,129	135
Deferred tax assets	27,909	30,283	28,174
Equity investments	60,193	58,125	2,401
Notes receivable from TSL	—	—	123,710
Other assets	32,384	31,739	19,793
Total assets	$2,549,168	$1,620,584	$1,431,618
Liabilities and shareholders' equity
Accounts payable	$224,576	$261,625	$186,038
Accrued expenses	186,992	201,535	139,346
Current operating lease liabilities	184,456	—	—
Total current liabilities	596,024	463,160	325,384
Debt	235,000	160,000	—
Non-current operating lease liabilities	921,145	—	—
Other non-current liabilities	34,148	165,047	145,366
Total liabilities	1,786,317	788,207	470,750
Total shareholders' equity	762,851	832,377	960,868
Total liabilities and shareholders' equity	$2,549,168	$1,620,584	$1,431,618

DESIGNER BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three months ended
	May 4, 2019	May 5, 2018
Revenue:
Net sales	$869,992	$710,437
Commission, franchise and other revenue	8,523	1,665
Total revenue	878,515	712,102
Cost of sales	(613,956)	(505,212)
Operating expenses	(222,806)	(168,420)
Income from equity investment in ABG-Camuto	2,228	—
Operating profit	43,981	38,470
Interest income (expense), net	(1,801)	664
Non-operating expenses, net	(342)	(2,137)
Income before income taxes and loss from equity investment in TSL	41,838	36,997
Income tax provision	(10,644)	(11,390)
Loss from equity investment in TSL	—	(1,310)
Net income	$31,194	$24,297
Diluted earnings per share	$0.40	$0.30
Weighted average diluted shares	78,263	80,758

DESIGNER BRANDS INC.
NON-GAAP RECONCILIATION
(unaudited and in thousands, except per share amounts)

	Three months ended
	May 4, 2019	May 5, 2018
Reported net income	$31,194	$24,297
Pre-tax adjustments:
Included in operating expenses:
Lease exit and other termination costs	—	3,994
Acquisition-related costs and target acquisition costs	—	508
Integration and restructuring expenses	2,488	—
Amortization of intangible assets	318	—
Included in non-operating expenses, net:
Foreign currency transaction losses	430	1,978
Total pre-tax adjustments	3,236	6,480
Tax effect of adjustments	(825)	(1,550)
Tax expense impact as a result of Ebuys exit	—	2,265
Total adjustments, after tax	2,411	7,195
Adjusted net income	$33,605	$31,492
Reported diluted earnings per share	$0.40	$0.30
Adjusted diluted earnings per share	$0.43	$0.39

Non-GAAP Measures

In addition to diluted earnings per share and net income determined in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses adjusted diluted earnings per share and adjusted net income, which adjust for (i) the effects of the lease exit and other termination costs; (ii) acquisition-related costs and target acquisition costs; (iii) integration and restructuring expenses; (iv) amortization expense of intangible assets; (v) foreign currency transaction losses; and (vi) the net tax expense impact of such items and the net tax expense impact as a result of the Ebuys exit. The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with GAAP. These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The Company believes these non-GAAP measures provide useful information to both management and investors to increase comparability to the prior periods by adjusting for certain items that may not be indicative of core operating measures and to better identify trends in our business. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company on a comparable basis, when reviewed in conjunction with the Company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company’s business and operations.

CONTACT: Allison Malkin, ICR, allison.malkin@icrinc.com